Exhibit 4.3

Execution Version

FIFTH AMENDED AND RESTATED

INVESTORS RIGHTS AGREEMENT

This Fifth Amended and Restated Investors Rights Agreement (“Agreement”) is made and entered into as of August 17, 2011, by and among Entellus Medical, Inc., a Delaware corporation (the “Company”), the parties set forth on Schedule 1 and such other investors as may from time to time become a party to this Agreement in accordance with the provisions of SECTION 6.10 (together with the parties set forth on Schedule 1, each an “Investor” and, collectively, the “Investors”).

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investors hereby acknowledge and agree as follows:

1. AFFIRMATIVE COVENANTS OF THE COMPANY. Subject to the provisions of SECTION 5, the Company covenants and agrees as follows:

1.1. Corporate Existence. The Company will maintain its corporate existence in good standing and comply with all applicable laws and regulations of the United States or of any state or political subdivision thereof and of any government authority where failure to so comply would have a material adverse effect upon the business, operations, prospects or condition, financial or otherwise, of the Company.

1.2. Books of Account and Reserves. The Company will keep books of record and account in which full, true and correct entries are made of all of its dealings, business and affairs, in accordance with U.S. generally accepted accounting principles. The Company will employ certified public accountants from a national firm as (a) selected by the Company’s board of directors (the “Board”) who are “independent” within the meaning of the accounting regulations of the Securities and Exchange Commission (the “Commission”) and (b) approved by at least two (2) of the Preferred Directors (as defined in and subject to the terms and conditions of that certain Fifth Amended and Restated Voting Agreement, dated as of the date hereof, by and among the Company and the investors named therein (the “Voting Agreement”)), which approval shall not be withheld unreasonably (the “Accountants”). Commencing with the year ended December 31, 2006, the Company will have annual audits made by such Accountants in the course of which such Accountants shall make such examinations, in accordance with generally accepted auditing standards, as will enable them to give such reports or opinions with respect to the financial statements of the Company as will satisfy the requirements of the Commission in effect at such time with respect to reports or opinions of accountants.

1.3. Furnishing of Financial Statements and Information. The Company will, until the closing of a Qualified Public Offering (as defined in the Company’s certificate of incorporation, as may be amended from time to time (the “Certificate of Incorporation”)):

1.3.1. deliver the following monthly or quarterly financial statements to each holder of at least 750,000 shares of the Company’s Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred and/or Series E Preferred, as such terms are defined in the Series E Stock Purchase Agreement (collectively, the “Preferred Stock”) (or equivalent number of shares of the Company’s Common Stock into which those shares of Preferred Stock may be converted (“Conversion Shares”)), subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes effected after the date such shares of preferred stock are purchased from the Company) (each such holder a “Major Investor”), as soon as available but in any event within 30 days after the end of each month or quarter: an unaudited balance sheet of the Company, together with the related statements of operations, retained earnings and cash flow for such month (provided, however, that such statements need not include footnotes, but otherwise shall comply with U.S. generally accepted accounting principles), together with a current capitalization schedule, except that in the case of any month that is also the end of a fiscal quarter, such financial statements shall be prepared on both a monthly and quarterly basis;

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1.3.2. deliver the following annual financial statements to each Major Investor as soon as available but in any event within 120 days after the end of each fiscal year: a balance sheet of the Company, as of the end of such fiscal year, together with the related statements of operations, retained earnings and cash flow for such fiscal year, all in reasonable detail and duly certified by the Accountants, who shall have given the Company an opinion, unqualified as to the scope of the audit, regarding such statements;

1.3.3. (a) at least 30 days before the beginning of each fiscal year, ensure that management prepares and submits to the Board, and the Board approves (with such changes as the Board wishes to make), the operating plan and budget for the upcoming year, and that such approved budget is delivered to each Major Investor on or before 45 days after the beginning of such upcoming fiscal year, and (b) within 30 days after the end of each month and after the end of each fiscal quarter, ensure that management prepares and submits to the Board and such Major Investor an update on the Company’s actual performance against the plan and budget approved by the Board;

1.3.4. deliver to each Major Investor, with reasonable promptness, such other financial information and projections relating to the business, affairs and financial condition of the Company as is available to the Company and as from time to time any such Major Investor may reasonably request;

1.3.5. deliver to each Major Investor within seven days after the Company learns of the commencement or written threats of the commencement of any lawsuit, legal or equitable, or of any administrative, arbitration or other proceeding against the Company or its business, assets or properties with potential liability in excess of $250,000, written notice of the nature and extent of such suit or proceeding; provided, however, that the Company may withhold such notice if the Board determines in good faith and upon advice of counsel that such notification would reasonably be anticipated to result in the waiver of any attorney-client or attorney work product privilege pertaining to such threatened or actual claim; and

1.3.6. deliver to each Major Investor with reasonable promptness, notice of any default in any agreement involving obligations of or payments to the Company in excess of $75,000 in the aggregate.

1.3.7. so long as the Company is not a U.S. real property holding corporation within the meaning of section 897 of the Internal Revenue Code of 1986, as amended (the “Code”), upon a Major Investor’s request, the Company shall deliver to such Major Investor, with reasonable promptness, (i) a statement (in the form tendered by such Major Investor to the Company) signed by the Company to the effect that shares in the Company are not “U.S. real property interests” within the meaning of section 897 of the Code and (ii) proof reasonably satisfactory to such Major Investor that the Company has complied with the applicable Internal Revenue Service notice requirements of Treasury Regulation Section 1.897-2(h).

1.4. Inspection. The Company will permit each Major Investor, or any other representative designated by each such Major Investor and reasonably satisfactory to the Company, to visit and inspect, at such Major Investor’s expense, any of the properties of the Company, including its books and records (and to make photocopies thereof or make extracts therefrom), and to discuss its affairs, finances and accounts with its officers, lawyers and accountants, all to such reasonable extent and at such reasonable times and intervals as such Major Investor may reasonably request; provided, however, that each Major Investor’s foregoing rights are limited to exercising such rights only for purposes related to such Major Investor’s stock ownership in the Company and nothing herein will require the Company to take action or provide information that is subject to attorney-client or attorney work product privilege; and also provided, that each Major Investor shall maintain, and shall require its representatives to maintain, all confidential information obtained from the Company on a confidential basis using the same degree of care as such Investor uses to protect its own confidential information. A Major Investor will not be required to treat information provided by the Company as confidential if that information (i) is or becomes

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generally available to the public other than as a result of a disclosure by the Major Investor or anyone to whom the Major Investor transmits the information, (ii) was available to the Major Investor on a non-confidential basis prior to its disclosure to the Major Investor by the Company or (iii) is duplicative of information that is developed by the Major Investor independently of the information provided by the Company.

1.5. Subsidiaries. If the Company establishes, maintains or controls, directly or indirectly, any subsidiary, it shall cause each such subsidiary to comply with the applicable covenants set forth in this SECTION 1. For purposes of this Agreement, “subsidiary” means a corporation, partnership, joint venture, association or other business enterprise in which the Company has any direct or indirect ownership interest, controlling or otherwise.

1.6. Directors. The Board shall initially consist of five members.

(a) For so long as any shares of Preferred Stock issued by the Company pursuant to that certain Series A Preferred Stock Purchase Agreement, dated August 16, 2006, by and among the Company and the investors named therein, as amended (the “Series A Stock Purchase Agreement”), that certain Series B Preferred Stock Purchase Agreement, dated May 25, 2007, by and among the Company and the investors named therein (the “Series B Stock Purchase Agreement”), that certain Series C Preferred Stock Purchase Agreement, dated May 27, 2008, by and among the Company and the investors named therein (the “Series C Stock Purchase Agreement”), that certain Series D Preferred Stock Purchase Agreement, dated as of November 12, 2009 by and among the Company and the investors named therein (the “Series D Stock Purchase Agreement”) and that certain Series E Preferred Stock Purchase Agreement, dated as of the date hereof by and among the Company and the investors named therein (the “Series E Stock Purchase Agreement” and, collectively with the Series A Stock Purchase Agreement, the Series B Stock Purchase Agreement, the Series C Stock Purchase Agreement and the Series D Stock Purchase Agreement, the “Preferred Stock Purchase Agreements”) remain outstanding (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes effected after such issuance), the Company shall not, without the affirmative vote of the holders of at least a majority in interest of the then outstanding Preferred Stock, voting together as a single class on an as-if-converted-to-Common-Stock basis, increase or decrease the number of directors constituting the Board to a number other than five or otherwise alter the Board seat allocation prescribed in the Voting Agreement.

(b) The Company shall pay for the reasonable out-of-pocket expenses incurred by each Preferred Director when conducting the Company’s business, including attending meetings of the Board and its committees. The parties agree that in the event of any conflict between this SECTION 1.6, the Voting Agreement and the Certificate of Incorporation, the Certificate of Incorporation shall govern.

(c) The Board shall meet at least quarterly, unless otherwise agreed by a vote of the majority of the members of the Board.

1.7. Right of First Refusal. In the event that the Company proposes to issue any additional shares of its capital stock, other than through a registered public offering under the Securities Act of 1933 (the “Securities Act”) each Major Investor shall have a right of first refusal on the terms and conditions specified herein. Each Major Investor shall have a right of first refusal, for a period of 30 days after written notice from the Company, to purchase its Pro Rata Share of such additional shares of such capital stock to maintain such Major Investor’s pro rata ownership in the Company. The purchase price for and

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terms of such additional shares of capital stock under this right of first refusal shall be the price offered to or proposed to be paid to the Company by any purchasers and the terms agreed to or proposed to be agreed to by any purchasers, respectively. The notice of such right of first refusal shall contain the purchase price for and the terms of such additional shares of capital stock. If certain of the Major Investors do not exercise their right of first refusal with respect to any additional shares of capital stock, the Major Investors who have elected to exercise their right of first refusal and to purchase their full Pro Rata Share shall have a right to purchase such shares in proportion to the pro rata shares of such electing Major Investors (unless otherwise determined by the electing Major Investors). “Pro Rata Share” shall be determined by multiplying the total number of additional shares subject to this SECTION 1.7 by a fraction, the numerator of which shall be the total number of shares of capital stock of the Company (assuming conversion or exercise, as the case may be, of all outstanding convertible securities, options and warrants that are exercisable or convertible without the payment of any additional cash consideration) owned by such Major Investor; and the denominator of which shall be the total number of shares of capital stock of the Company outstanding (assuming conversion or exercise, as the case may be, of all outstanding convertible securities, options and warrants that are exercisable or convertible without the payment of any additional cash consideration). The Major Investors holding at least a majority in interest of the Preferred Stock, voting together as a single class on an as-if-converted-to-Common-Stock basis, may agree to waive this right of first refusal as to all Major Investors. Failure to respond in writing to the Company’s written notice of such sale within the 30-day period shall be deemed to be a waiver of this right of first refusal. A Major Investor may, at any time, transfer or assign its right of first refusal to (x) any investment fund, partnership, limited liability company or entity managed or controlled by, or under common control with, such Major Investor, or to any other Affiliated Entity (as defined below), or (y) a successor or assign of a Major Investor who acquires at least 50,000 shares of Preferred Stock or the equivalent number of Conversion Shares (subject to appropriate adjustment for any stock dividends, stock splits, subdivisions, reorganizations and other capitalization change).

In the event that the Major Investors waive their right of first refusal pursuant to this SECTION 1.7 and the Company receives New Purchase Terms (as defined below) while in the process of selling additional shares of its capital stock to a third-party purchaser, the Major Investors shall have a new 20-day period from receipt of written notice from the Company containing the New Purchase Terms to exercise their right of first refusal prior to any sale to a third-party purchaser (“New Opportunity”). If the purchase price for, and the terms of such sale of, additional shares of capital stock to a third-party purchaser do not meet the definition of New Purchase Terms, then the Company may sell the additional shares of capital stock to the third-party purchaser without providing the Major Investors a New Opportunity to exercise their right of first refusal under this SECTION 1.7; provided, however, that if the Company does not consummate the sale of additional shares of its capital stock to a third-party purchaser within 120 days of the expiration of the 30-day period in this SECTION 1.7, the Major Investors shall have a new 20-day period from receipt of written notice from the Company containing the same purchase price for and the terms of such additional shares of capital stock as previously provided to the Major Investors under this SECTION 1.7 to exercise their right of first refusal prior to any sale to a third-party purchaser. “New Purchase Terms” as used in this SECTION 1.7 shall be deemed to occur (a) whenever the purchase price for and the terms of such sale of additional shares of capital stock as originally presented to the Major Investors prior to them waiving their right of first refusal pursuant to this SECTION 1.7 (the “Original Terms”) are different in terms of pricing from the Original Terms, or (b) when the New Purchase Terms involve the offer of other material purchase terms, conversion rights or other benefits or rights to the third-party purchaser or the removal of detrimental terms which, when aggregated with any change in price terms, would reasonably involve a material improvement to such third-party purchaser.

The above rights of first refusal shall apply to issuances of any additional shares of capital stock, other than (a) any shares that fall within clauses (i) through (vi) of SECTION B.1.a of Article IV of the Certificate of Incorporation or (b) with respect to which the Company has obtained a written waiver of the application of this SECTION 1.7 signed by Major Investors holding at least a majority in interest of the

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Preferred Stock, voting as a single class on an as-if-converted-to-Common-Stock basis. For purposes of such right of first refusal, the issuance by the Company of any warrant or right to purchase or subscribe to another security, or the issuance of a security that gives the holder a present or future right or privilege to convert the security into another security, shall be deemed to include the issuance of the underlying security at the time of the issuance of the warrant or right or convertible security, but the exercise of the right to purchase or subscribe or to convert shall not be deemed an additional “issuance” subject to such right of first refusal.

1.8. Key-Person and Other Insurance; Investor Indemnification.

1.8.1. The Company shall procure and maintain key-person life insurance policies, each in the amount determined by the Board (but in an amount of at least $1,000,000 each) with the Company named as beneficiary, on the lives of such officers as the Board shall determine from time to time (which shall include the approval of at least two (2) of the Preferred Directors).

1.8.2. The Company shall procure and maintain policies of insurance from insurers of recognized responsibility to insure the Company and its properties and business against such losses and risks, and in such amounts, as in the Company’s business judgment, after advice from its insurance broker, are acceptable for the nature and extent of such business and its resources.

1.8.3. The Company shall indemnify the Company’s directors pursuant to indemnification agreements and to the fullest extent permitted by law. The Company shall also procure and maintain a directors and officers liability insurance policy in a form acceptable to the Investors from insurers approved in writing by the Investors holding at least a majority in interest of the Preferred Stock, as a single class on an as-if-converted-to-Common-Stock basis, in an amount approved in writing by the Investors holding at least a majority in interest of the Preferred Stock, as a single class on an as-if-converted-to-Common-Stock basis (which amount shall be no less than $3,000,000, unless waived by all directors). At a minimum, the directors and officers liability insurance policy shall cover the Company’s officers and directors with respect to any liabilities incurred in connection with their services for or on behalf of the Company, including, with respect to directors, liabilities for monetary damages to the Company or its stockholders arising out of breaches of the directors’ fiduciary duties, except where the liabilities arise because the director violated his or her duty of loyalty to the Company and its stockholders, acted in bad faith, knowingly or intentionally violated the law, or derived an improper personal benefit from his or her actions as a director. If the Company or any of its successors or assignees consolidates with or merges into any other person or entity and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be. The Company will annually deliver to any Investor who has a representative on the Board, promptly after renewal of its directors and officers liability insurance policy, a copy of the binder for that policy stating the term of the policy and the amount and terms of coverage provided.

1.8.4. The Certification of Incorporation or bylaws of the Company shall at all times provide for the exculpation and indemnification of the Board to the fullest extent permitted by law of the jurisdiction in which the Company is organized, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnifications of the Board. The Company agrees, to the extent permitted by law, to indemnify and hold harmless each Investor and each Investor’s officers, directors, partners, employees, members, agents, consultants and controlling persons (within the meaning of Section 15 of the Securities Act) (together, the “Investor Indemnitees”) from and against any and all costs, expenses, losses, liabilities and damages (and to reimburse each Investor Indemnitee for all reasonable expenses as they are incurred) which are

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imposed on, incurred by or asserted against any such Investor Indemnitee in connection with any threatened, pending or completed claim, litigation, proceeding or investigation brought by a third-party and arising out of or based on the sale or purchase of the Preferred Stock issued pursuant to the Preferred Stock Purchase Agreements or the other transactions and documents contemplated thereby; provided, however, that no Investor Indemnitee shall be entitled to be held harmless or indemnified by the Company under this SECTION 1.8.4 to the extent that any such cost, expense, loss, liability, damage, claim, litigation, proceeding or investigation arises out of the gross negligence or willful misconduct of such Investor Indemnitee; and provided, further, that the indemnity agreement contained in this SECTION 1.8.4 shall not apply to amounts paid in settlement of any such claim, litigation, proceeding or investigation, if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

1.9. Stock Vesting and Repurchase Rights.

1.9.1. Unless otherwise determined by the Board, the Company will ensure that (a) all stock, rights to purchase stock and stock equivalents issued to employees, directors and consultants will vest as to one-fourth of the total shares covered by the grant after 12 months from the date of grant, and as to the remaining three-fourths of the total shares covered by the grant, in equal monthly installments over a period of 36 months following such initial 12-month period; and (b) in the case of a restricted stock agreement (including agreements restricting the sale of stock issued upon exercise of unvested options), the Company or an assignee of the Company approved by the Board, including the affirmative vote of at least two (2) of the Preferred Directors, to the extent permissible under applicable laws, shall have the right, upon the termination of employment (with or without cause, however defined) of a stockholder who is a party to such restricted stock agreement, to repurchase at cost any “unvested” shares held by such stockholder.

1.9.2. Without the approval of the Board (which shall include the approval of at least two (2) of the Preferred Directors), no equity based compensation shall be granted to any officers or management of the Company that contain acceleration of vesting except for (a) the vesting of stock or rights to acquire stock of certain senior managers or key employees that is subject to “double trigger” acceleration upon a change of control of the Company (as defined by the Board at the time of issuance of the award), which will provide for acceleration of additional vesting, only upon (i) a change of control of the Company and (ii) the termination of such employee’s employment other than for cause (as defined by the Board at the time of issuance of the award), or a material reduction of base compensation, following such change of control and (b) awards that provide for acceleration upon a change of control of the Company where the surviving corporation following the change of control or acquirer of the Company does not assume the outstanding awards or replace the outstanding awards with new awards that contain substantially similar terms.

1.10. Payment of Taxes.

1.10.1. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Conversion Shares other than any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Preferred Stock so converted was registered.

1.10.2. Except to the extent the Company is contesting taxes due in good faith by appropriate proceedings, the Company will (i) pay all federal, state and other taxes when due, (ii) withhold or collect from each payment made to each of its employees the amount of all taxes, including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and (iii) pay the withheld or collected amounts to the proper tax receiving officers or authorized depositories.

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1.11. Nondisclosure and Inventions Agreement. The Company shall obtain, and shall cause its subsidiaries (if any are formed in the future) to obtain, (i) a Confidentiality, Invention Assignment and Non-Competition Agreement, containing terms substantially similar to the form set forth in Exhibit A(1) attached hereto, from all future officers, employees (other than administrative employees) and, where practicable, consultants, and (ii) a Confidentiality and Invention Assignment Agreement, containing terms substantially similar to the form set forth in Exhibit A(2) attached hereto, from all future administrative employees, future directors and consultants, in the event such consultant does not deliver a Confidentiality, Inventions Assignment and Non-Competition Agreement, who will have access to confidential information of the Company or any of its subsidiaries, upon commencement of their association with the Company or any of its subsidiaries.

1.12. Reports Under Securities Exchange Act of 1934. With a view to making available to the Investors the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit the Investors to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

1.12.1. make and keep public information available, as those terms are understood and defined in Commission Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

1.12.2. take such action, including the voluntary registration of its Common Stock under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) as is necessary to enable the Investors to utilize Form S-3 for the sale of their Registrable Securities (as defined in that certain Fifth Amended and Restated Registration Rights Agreement dated as of the date hereof by and among the Company and the other parties thereto, as may be amended from time to time (the “Registration Rights Agreement”)), such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

1.12.3. file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

1.12.4. furnish to the Investors, so long as the Investors own any Registrable Securities (as defined in the Registration Rights Agreement), forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Commission Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Investor of any rule or regulation of the Commission which permits the selling of any such securities without registration or pursuant to such form.

2. NEGATIVE COVENANTS OF THE COMPANY. For so long as at least 20% of the shares of Preferred Stock originally issued under the Preferred Stock Purchase Agreements remain outstanding (appropriately adjusted to reflect stock splits, stock dividends, reorganizations and capitalization changes effected after the date hereof), and subject to the provisions of SECTION 5, the Company will be limited and restricted as follows:

2.1. General Restrictions. Without prior approval of the Board (which shall include the approval of at least two (2) of the Preferred Directors), the Company will not hereafter:

2.1.1. issue any shares of its capital stock or grant any options, warrants or other conversion rights to any person other than pursuant to employee, director, consultant or advisor stock plans or agreements providing for the granting or potential issuance of not more than 8,360,184 shares of

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Common Stock (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes), which is the 8,889,086 reserved amount in the Company’s stock incentive plan less 48,400 shares issued and outstanding which were originally issued as restricted stock (whose restrictions have since lapsed), 24,200 shares of restricted stock which have been repurchased and not returned to the pool, and 456,302 shares issued upon exercise of stock options, or such higher amount approved by the Board and the holders of at least a majority in interest of the Preferred Stock, voting together as a single class on an as-if-converted-to-Common-Stock basis, (the “Option Pool”) (it being understood that, to the extent permitted by the Company’s stock incentive plan, shares (i) subject to options that lapse or terminate unexercised or (ii) repurchased by the Company pursuant to stock restriction agreements (on terms authorized by the Board and in accordance with SECTION 1.9) may be returned to the Option Pool and re-issued, so long as no more than 8,889,086 shares of Common Stock are at any time issued or subject to options pursuant to grants under the Company’s stock incentive plan; provided, however, that the Company may issue the Conversion Shares as contemplated in Certificate of Incorporation;

2.1.2. repurchase any capital stock of the Company (except for (a) isolated repurchases from employees in connection with the termination of their employment and approved in advance by a majority of the Board and (b) repurchases pursuant to and in accordance with agreements described in SECTION 1.9);

2.1.3. make, or permit any Affiliate of the Company to make, any loan or advances to any person, including without limitation, to any officer, director or stockholder of the Company (excluding loans and advances to employees or suppliers in the ordinary course of business which shall include loans to existing employees or prospective employees in connection with relocation expenses), except to a wholly-owned subsidiary;

2.1.4. guarantee, endorse, or otherwise become contingently liable for the obligations or the debts of any other person or entity, except in the ordinary course of business;

2.1.5. mortgage or pledge, or create a security interest in all or substantially all of the properties or assets of the Company;

2.1.6. enter into any business arrangements, including the incurrence of indebtedness or provision of guarantees, outside of the ordinary course of business involving amounts in excess of $500,000 (which $500,000 shall be in the aggregate for all such indebtedness and guaranteed amounts);

2.1.7. with respect to any category of expenses exceeding $500,000 in the operating plan and budget for such fiscal year prepared pursuant to SECTION 1.3.3(a), spend in any fiscal year any sums in excess of 10% above the amount allocated to such category in the operating plan and budget for such fiscal year; or

2.1.8. enter into employment agreements containing any separation or severance benefits, or amend any existing or subsequently existing employment agreements in any material respect.

For purposes of this Section and elsewhere in this Agreement, “Affiliate” shall mean any person which directly or indirectly controls, is controlled by, or is under common control with the indicated person, or is a member of the immediate family of any person. For the purposes of this definition, “control” has the meaning specified as of the date hereof for that word in Rule 405 promulgated by the Commission under the Securities Act, “immediate family” has the meaning specified as of the date hereof for that word in Rule 16a-1 promulgated by the Commission under the Exchange Act and the term “person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities, governments, agencies and political subdivisions.

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2.2. Qualified Small Business Stock. The Company will use reasonable efforts (including, without limitation, complying with any applicable filing or reporting requirements imposed by Section 1202 of the Code) to maintain its status as a “qualified small business” under Section 1202(d) of the Code and to maintain the status of all shares of Preferred Stock and all Conversion Shares as “qualified small business stock” under Section 1202(c) of the Code; provided, however, that “reasonable efforts” as used in this Section 2.2 shall not be construed to require the Company to operate its business in a manner which would adversely affect its business, limit its future prospects or alter the timing or resource allocation related to its planned operations or financing activities.

2.3. Protective Provisions. For so long as any shares of the Preferred Stock issued under the Preferred Stock Purchase Agreements (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes) remain outstanding, the holders of the Preferred Stock shall be entitled to the protective provisions set forth in the Certificate of Incorporation (unless amendments or modifications to the protective provisions in the Certificate of Incorporation are approved in accordance with the provisions of the Certificate of Incorporation and all applicable laws).

2.4. Related Party Transactions. Without prior approval of Investors holding at least a majority in interest of the Preferred Stock, voting together as a single class on an as-if-converted-to-Common-Stock basis, the Company will not enter into any transaction with any of its Affiliates or with any of its officers, directors or stockholders (or their Affiliates) without the approval of the directors who do not have an interest in transaction; provided, however, that the restrictions of this SECTION 2.4 will not apply to ordinary course compensation and expense reimbursement arrangements with the Company’s officers and non-employee directors.

3. CONVERSION OF PREFERRED STOCK. The Preferred Stock shall be convertible at the option of an Investor, or shall automatically be converted, into Conversion Shares in accordance with the terms and conditions set forth in the Certificate of Incorporation. The Company further covenants and agrees that the Company will at all times have and maintain authorized and reserved a sufficient number of its shares of Common Stock for the purpose of issuance upon the exercise of such conversion privileges.

4. RESTRICTIONS ON TRANSFER OF SECURITIES.

4.1. Restrictions. The Preferred Stock, and upon conversion of the Preferred Stock, the Conversion Shares, are transferable only pursuant to (i) a public offering registered under the Securities Act; (ii) Rule 144 of the Commission (or any similar rule then in effect) if such rule is available (although the Company has no current obligation to make Rule 144 available, the Company is subject to the covenants in SECTION 1.12); and (iii) subject to the conditions specified elsewhere in this SECTION 4, any other legally available means of transfer under applicable federal and state securities laws; provided, however, that in the case of (ii) and (iii) above, the Company first shall have received an opinion of legal counsel or other evidence, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act. Notwithstanding anything to the contrary in the foregoing sentence, (i) the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances and (ii) the Company will not require opinions of counsel for transfers to Affiliated Entities or Distribution Recipients (each as defined below) so long as (x) in the case of a transfer to a Distribution Recipient, the transferor certifies in writing to the Company that the transferor is not receiving any consideration in connection with the transfer, and (y) so long as the transferee will be subject to the terms of these restrictions to the same extent as if such transferee were an original Investor hereunder. An Investor may not sell, assign, transfer or otherwise dispose of any of the Preferred Stock or the Conversion Shares if at any time at which the Company is not required to file reports with the Commission pursuant to Sections 12(b), 12(g) or 15(d) of the Exchange Act, such sale or transfer would cause the number of shareholders of the Company to increase such that the Company would be within ten (10) shareholders of the number that would cause the Company to be required to file reports with the Commission pursuant to Sections 12(g) or 15(d) of the Exchange Act.

Entellus Medical, Inc.: Fifth Amended and Restated Investors Rights Agreement	Page 9

4.2. Legend. Each certificate representing Preferred Stock shall be endorsed with a legend substantially similar to the following:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE BLUE SKY LAWS, AND ARE SUBJECT TO CERTAIN INVESTMENT REPRESENTATIONS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT AND SUCH APPLICABLE BLUE SKY LAWS UNLESS AN EXEMPTION IS AVAILABLE THEREFROM.

Upon the conversion of the Preferred Stock, unless the Company receives an opinion of counsel satisfactory to the Company to the effect that a transfer of the Conversion Shares may be made without registration or further restriction on transfer, or unless such Conversion Shares are being disposed of pursuant to a registration under the Securities Act or pursuant to Rule 144 or any similar rule then in effect, the same legend shall be endorsed on the certificate evidencing such Conversion Shares.

4.3. Removal of Legend. Any legend endorsed on a certificate pursuant to SECTION 4.2 shall be removed, and the Company shall issue a certificate without such legend to the holder of such security, if such security is being disposed of pursuant to a registration under the Securities Act or pursuant to Rule 144 or any similar rule then in effect or if such holder provides the Company with an opinion of counsel reasonably satisfactory to the Company to the effect that a transfer of such securities may be made without registration. In addition, if the holder of such securities delivers to the Company an opinion of such counsel, reasonably satisfactory to the Company, to the effect that no subsequent transfer of such securities will require registration under the Securities Act, pursuant to Rule 144 or otherwise, the Company will promptly upon such contemplated transfer deliver new certificates evidencing such security that do not bear the legend set forth in SECTION 4.2.

5. TERMINATION OF CERTAIN COVENANTS. Except for the obligations of the Company under SECTION 1.12 of this Agreement, the obligations of the Company under SECTIONS 1, 2 and 3 of this Agreement, notwithstanding any provisions hereof to the contrary, shall terminate and shall be of no further force or effect on the closing date of a Qualified Public Offering (as defined in the Certificate of Incorporation).

6. MISCELLANEOUS.

6.1. Waivers, Amendments and Approvals. In each case in which the approval of the Investors is required by the terms of this Agreement, such requirement shall be satisfied by a vote or the written action of Investors holding at least a majority in interest of the Preferred Stock and Conversion Shares then outstanding, taken together as a single class on an as-if-converted-to-Common-Stock basis (the “Underlying Common”), unless a different percentage is specifically required by the terms of this Agreement. Any term or provision of this Agreement requiring performance by or binding upon the Company or the Investors may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the Company and the Investors of at least a majority in interest of the Underlying Common (except for the rights of a Major Investor pursuant to SECTIONS 1.3 and 1.4, which may be waived only by the applicable Major Investor). Notwithstanding the foregoing, in no event shall any provision hereof be amended, modified, supplemented, or waived in a manner that adversely affects one or more Investors in a manner different from the other Investors without the prior written consent of the Investor(s) so affected. No Investor shall be deemed to be adversely affected in a manner different from another Investor solely because of the number or type of shares held by such Investor. Any amendment or waiver effected in accordance with this SECTION 6.1 shall be binding upon the Investors (including permitted assigns pursuant to SECTION 6). The waiver by a party of any breach hereof or default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or succeeding breach or default. Written notice of any such

Entellus Medical, Inc.: Fifth Amended and Restated Investors Rights Agreement	Page 10

waiver, consent or agreement of amendment, modification or supplement shall be given to the Investors who did not give written consent thereto. Notwithstanding the foregoing, any party to this Agreement may waive any of its rights hereunder without the consent of any other party.

6.2. Written Changes, Waivers, Etc. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in SECTION 6.1.

6.3. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or mailed first-class postage prepaid, registered or certified mail, or dispatched by recognized delivery service or via facsimile, as follows:

to an Investor, at the address set forth on Schedule 1, as the same may be amended from time to time;

with a copy (which shall not constitute notice to an Investor) to:

FAEGRE & BENSON LLP

2200 Wells Fargo Center

90 S. Seventh Street

Minneapolis, MN 55402-3901

Attn: W. Morgan Burns

Tel: (612) 766-7136

Fax: (612) 766-1600

and a copy (which shall not constitute notice to an Investor) to:

OBER|KALER

Attorneys at Law

120 East Baltimore Street

Baltimore, Maryland 21202

Attn: Kevin M. Robertson

Tel: (410) 347-7302

Fax: (443) 263-7502

and a copy (which shall not constitute notice to an Investor) to:

K&L GATES LLP

70 W. Madison St., Ste. 3100

Chicago, IL 60602-4207

Attn: Bruce A. Zivian

Tel: (312) 807-4434

Fax: (312) 827-7074

and a copy (which shall not constitute notice to an Investor) to:

ROPES & GRAY LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Attn: Patrick O’Brien

Tel: (617) 951-7527

Fax: (617) 235-0392

Entellus Medical, Inc.: Fifth Amended and Restated Investors Rights Agreement	Page 11

to the Company, to:

ENTELLUS MEDICAL, INC.

6705 Wedgwood Ct. North

Maple Grove, MN 55311

Attn: Brian E. Farley, CEO

Tel: (763) 463-1595

Fax: (763) 463-1599

with a copy (which shall not constitute notice to the Company) to:

OPPENHEIMER WOLFF & DONNELLY LLP

45 S. Seventh Street, Suite 3300

Minneapolis, MN 55402-1609

Attn: D. William Kaufman

Tel: 612-607-7485

Fax: 612-607-7100

and such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given if delivered personally, or, if sent by mail delivery service or facsimile, when received. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

6.4. Survival of Representations, Warranties, Agreements, Etc. All representations, warranties, covenants and agreements contained herein shall survive the execution and delivery of this Agreement.

6.5. Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of a similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under the Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

6.6. Other Remedies. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

6.7. Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys’ fees. No sum for attorneys’ fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys’ fees.

6.8. Entire Agreement. This Agreement, the schedules hereto, the documents referenced herein and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto, including without limitation the Term Sheet for Series E Preferred Stock Financing of Entellus Medical, Inc., dated as of June 29, 2011, by and between Tyco Healthcare Group, LP d/b/a Covidien and the Company. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

Entellus Medical, Inc.: Fifth Amended and Restated Investors Rights Agreement	Page 12

6.9. Severability. Should any one or more of the provisions of this Agreement or of any agreements entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

6.10. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the successors and permitted assigns of the parties hereto, including the holder or holders from time to time of any of the Preferred Stock or the Conversion Shares. Notwithstanding the foregoing, a successor or assign of an Investor shall not be regarded as an “Investor” hereunder unless such transferee (i) acquires at least 50,000 shares of Preferred Stock or the Common Stock equivalent (subject to appropriate adjustment for any stock dividends, stock splits, subdivisions, reorganizations and other capitalization changes effected after the Closing Date), (ii) is an Affiliate of an Investor (including but not limited to an affiliated fund managed by the same manager, managing member, general partner or management company, or by an entity controlling, controlled by, or under common control with such manager, managing member, general partner or management company (each an “Affiliated Entity”)), or (iii) is a Distribution Recipient. As used herein, a “Distribution Recipient” means a transferee that both (A) qualifies as an “accredited investor” for purposes of Regulation D promulgated under the Securities Act and (B) receives shares in a transaction or series of transactions from (x) a partnership to it partners and/or retired partners in accordance with partnership interests, (y) a limited liability company to its members and/or former members in accordance with their interest in the limited liability company, or (z) a corporation to its shareholders in accordance with their interests in the corporation. An Investor may not sell, assign, transfer or otherwise dispose of any of the Preferred Stock or the Conversion Shares if at any time at which the Company is not required to file reports with the Commission pursuant to Sections 12(b), 12(g) or 15(d) of the Exchange Act, such sale or transfer would cause the number of shareholders of the Company to increase such that the Company would be within ten (10) shareholders of the number that would cause the Company to be required to file reports with the Commission pursuant to Sections 12(g) or 15(d) of the Exchange Act.

6.11. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of laws principles.

6.12. Venue. Each of the parties hereby consents to the exclusive jurisdiction of the Federal and state courts located in Hennepin and Ramsey Counties in Minnesota (and of the appropriate appellate courts therefrom) in any suit, action or proceeding arising out of, or relating to, this Agreement or the breach, termination, invalidity or performance thereof. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in SECTION 6.3. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

6.13. Counterparts. This Agreement may be executed by facsimile signature and concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Entellus Medical, Inc.: Fifth Amended and Restated Investors Rights Agreement	Page 13

6.14. Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. A reference in this Agreement to any section shall include a reference to every section the number of which begins with the number of the section to which reference is specifically made (e.g., a reference to SECTION 6 shall include a reference to SECTION 6.1 through SECTION 6.16 inclusive). The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. A reference to a section means a section of this Agreement, unless the context expressly otherwise requires.

6.15. Aggregation of Stock. All shares of Preferred Stock and Conversion Shares held or acquired by entities or persons controlled by, or under common control with, an Investor (including Affiliated Entities and Distribution Recipients) shall be aggregated together for purposes of determining the availability of rights under this Agreement.

6.16. Additional Rights of Investors. Except as provided for in SECTION 6.1, the Investors shall have the absolute right to exercise or refrain from exercising any right or rights which the Investors may have by reason of this Agreement or any security, including, without limitation, the right to consent to the waiver of any obligation of the Company under this Agreement and to enter into an agreement with the Company for the purpose of modifying this Agreement or any agreement effecting any such modification, and the Investors shall not incur any liability to any other or with respect to exercising or refraining from exercising any such right or rights.

6.17. Prior Agreement. That certain Fourth Amended and Restated Investors Rights Agreement, dated as of November 12, 2009, as amended, by and among the Company and the investors named therein is hereby terminated and superseded in its entirety by this Agreement.

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Entellus Medical, Inc.: Fifth Amended and Restated Investors Rights Agreement	Page 14

IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first written above.

COMPANY:	ENTELLUS MEDICAL, INC.

	By:	/s/ Brian E. Farley
Brian E. Farley Chief Executive Officer

Entellus Medical, Inc.: Fifth Amended and Restated Investors Rights Agreement	Signature Page

INVESTORS:	SPLIT ROCK PARTNERS, LP By: Split Rock Partners Management, LLC Its: General Partner

	By:	/s/ Joshua Baltzell
	Name:	Joshua Baltzell
	Its:	Managing Director

Entellus Medical, Inc.: Fifth Amended and Restated Investors Rights Agreement	Signature Page

INVESTORS:	INTERNATIONAL LIFE SCIENCES FUND III (LP1), L.P. By: International Life Sciences Fund III (GP), L.P. Its: sole General Partner By: ILSF III, LLC Its: sole General Partner

	By:	/s/ Denise W. Marks
	Name:	DENISE W. MARKS
	Its:	ILSF III LLC, MEMBER

INTERNATIONAL LIFE SCIENCES FUND III (LP2), L.P. By: International Life Sciences Fund III (GP), L.P. Its: sole General Partner By: ILSF III, LLC Its: sole General Partner

	By:	/s/ Denise W. Marks
	Name:	DENISE W. MARKS
	Its:	ILSF III LLC, MEMBER

INTERNATIONAL LIFE SCIENCES FUND III CO-INVESTMENT, L.P. By: International Life Sciences Fund III (GP), L.P. Its: sole General Partner By: ILSF III, LLC Its: sole General Partner

	By:	/s/ Denise W. Marks
	Name:	DENISE W. MARKS
	Its:	ILSF III LLC, MEMBER

INTERNATIONAL LIFE SCIENCES FUND III STRATEGIC PARTNERS, L.P. By: International Life Sciences Fund III (GP), L.P. Its: sole General Partner By: ILSF III, LLC Its: sole General Partner

	By:	/s/ Denise W. Marks
	Name:	DENISE W. MARKS
	Its:	ILSF III LLC, MEMBER

Entellus Medical, Inc.: Fifth Amended and Restated Investors Rights Agreement	Signature Page

INVESTORS:	SV LIFE SCIENCES FUND IV, L.P., By: SV Life Sciences Fund IV (GP), L.P., its sole General Partner By: SVLSF IV, LLC, its sole General Partner

	By:	/s/ Denise W. Marks
	Name:	Denise W. Marks
	Its:	SVLSF IV, LLC, Member

SV LIFE SCIENCES FUND IV STRATEGIC PARTNERS, L.P., By: SV Life Sciences Fund IV (GP), L.P., its sole General Partner, By: SVLSF IV, LLC, its sole General Partner

	By:	/s/ Denise W. Marks
	Name:	Denise W. Marks
	Its:	SVLSF IV, LLC, Member

Entellus Medical, Inc.: Fifth Amended and Restated Investors Rights Agreement	Signature Page

INVESTORS:	INTERNATIONAL BIOTECHNOLOGY TRUST PLC

	By:	/s/ Nick Coleman
	Name:	Nick Coleman
	Its:	Authorized Signatory

Entellus Medical, Inc.: Fifth Amended and Restated Investors Rights Agreement	Signature Page

INVESTORS:	GREENSPRING GLOBAL PARTNERS III, L.P. By: Greenspring General Partner III, L.P. By: Greenspring GP III, LLC

	By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING GLOBAL PARTNERS III-A, L.P. By: Greenspring General Partner III, L.P. By: Greenspring GP III, LLC

	By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING GLOBAL PARTNERS III-B, L.P. By: Greenspring General Partner III, L.P. By: Greenspring GP III, LLC

	By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING HEALTHCARE I, L.P. By: Greenspring GP (Healthcare), L.P. By: Greenspring GP (Healthcare), LLC

	By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING CROSSOVER VENTURES I, L.P. By: Greenspring Crossover I GP, L.P. By: Greenspring Crossover I GP, LLC

	By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

Entellus Medical, Inc.: Fifth Amended and Restated Investors Rights Agreement	Signature Page

INVESTORS:	ESSEX WOODLANDS HEALTH VENTURES FUND VIII, L.P. By: ESSEX WOODLANDS HEALTH VENTURES VIII, L.P. Its General Partner By: ESSEX WOODLANDS HEALTH VENTURES VIII, LLC Its General Partner

	By:	/s/ Guido Neels
	Name:	Guido Neels
	Title:	Manager

ESSEX WOODLANDS HEALTH VENTURES FUND VIII-A, L.P. By: ESSEX WOODLANDS HEALTH VENTURES VIII, L.P. Its General Partner By: ESSEX WOODLANDS HEALTH VENTURES VIII, LLC Its General Partner

	By:	/s/ Guido Neels
	Name:	Guido Neels
	Title:	Manager

ESSEX WOODLANDS HEALTH VENTURES FUND VIII-B, L.P. By: ESSEX WOODLANDS HEALTH VENTURES VIII, L.P. Its General Partner By: ESSEX WOODLANDS HEALTH VENTURES VIII, LLC Its General Partner

	By:	/s/ Guido Neels
	Name:	Guido Neels
	Title:	Manager

Entellus Medical, Inc.: Fifth Amended and Restated Investors Rights Agreement	Signature Page

INVESTORS:	COVIDIEN GROUP S.A.R.L.

/s/ Michelangelo F. Stefani
	By:	Michelangelo F. Stefani
	Its:	General Manager

Entellus Medical, Inc.: Fifth Amended and Restated Investors Rights Agreement	Signature Page

SCHEDULE 1

LIST OF INVESTORS

Split Rock Partners, LP

10400 Viking Drive, Suite 550

Eden Prairie, MN 55344

Attention: Lisa Corbin

Tel: (952) 995-7474

Fax: (952) 995-7475

International Life Sciences Fund III (LP1) L.P.

International Life Sciences Fund III (LP2) L.P.

International Life Sciences Fund III Co-Investment, L.P.

International Life Sciences Fund III Strategic Partners L.P.

SV Life Sciences Fund IV, L.P.

SV Life Sciences Fund IV Strategic Partners L.P.

One Boston Place

201 Washington Street

Suite 3900

Boston, MA 02108

Attn. Denise Marks

Tel: (617) 367-8100

Fax: (617) 367-1590

International Biotechnology Trust Plc

55 Moorgate

London

EC2R 6PA

UK

Attention: Nick Coleman

Tel: +44 20 7421 7053

Fax: +44 20 7421 7077

Greenspring Global Partners III, L.P. (f/k/a Montagu Newhall Global Partners III, L.P.)

Greenspring Global Partners III-A, L.P. (f/k/a Montagu Newhall Global Partners III-A, L.P.)

Greenspring Global Partners III-B, L.P. (f/k/a Montagu Newhall Global Partners III-B, L.P.)

Greenspring Crossover Ventures I, L.P. (f/k/a Montagu Newhall Crossover Ventures I, L.P.)

Greenspring Healthcare I, L.P. (f/k/a Montagu Newhall Healthcare I, L.P.)

100 Painters Mill Road, Suite 700

Owings Mills, MD

Attn. Eric Thompson

Tel: (410) 363-2725

Fax: (410) 363-9075

Essex Woodlands Health Ventures Fund VIII, L.P.

Essex Woodlands Health Ventures Fund VIII-A, L.P.

Essex Woodlands Health Ventures Fund VIII-B, L.P.

335 Bryant Street

3rd Floor

Palo Alto, CA 94301

Attention: Guido Neels

Tel: (650) 543-1555

Fax: (650) 327-9755

Fred B. Dinger, III

332 Box Oak

San Antonio, TX 78230

Tel: (210) 316-7739

Covidien Group S.a.r.l.

3b, bd Prince Henri

Luxembourg L-1724 Luxembourg

Attn: General Manager

With a copy to:

Covidien

15 Hampshire Street

Mansfield, MA 02048

Attn: Chief Mergers & Acquisitions Counsel

Entellus Medical, Inc.: Fifth Amended and Restated Investors Rights Agreement	Schedule 1